Viard Consulting Services 7/16/2008

National Automation Services, Inc.
2053 Pabco Rd.
Henderson, Nevada, 89011

Dear National Automation Services, Inc.,

Viard Consulting Services is very pleased to be a part of National Automation Services, Inc. development process. This engagement letter serves as an umbrella for helping and assisting National Automation Services obtain appropriate iBanker relationships for raising capital. This letter documents the understanding of the services and related report(s) and other deliverables defined below that Viard Consulting will provide to National Automation Services, Inc.

Project Objectives and Scope

The services under this Agreement include those set forth below, as and when instructed by the company.
During the course of this project Viard Consulting Services will perform the following activities:

1) Identify and introduce an iBanker to National Automation Services, Inc. to assist the Company with refinancing their existing debt, acquisition financing, working capital financing, and any other financing needs with the best iBanker and success fee rates available in the marketplace based on the position of the Company at any given point in time.

2) Provide Advisory services in the realm of guidance and compliance where required on behalf of the Company.

3) Assist National Automation Services, Inc. with questions and concerns raised by i-Bankers where necessary to ensure the relationships remain intact.

Fees & terms

Fee Agreement (this “Agreement”) is made and entered into as of Thursday day of July 16, 2008 by and between Angelo Viard CEO of Viard Consulting Services and National Automation Services, Inc. Angelo Viard will assist in identifying and introducing the appropriate iBanker (Gianpiero Balestrieri (JP)) and assist the company with future iBanker needs.

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

National Automation Services agrees to compensate Viard Consulting Services (i.e Angelo Viard) in connection therewith as set forth below:

a. At the beginning of this engagement, National Automation Services, Inc. Management has agreed to issue 100,000 restricted 144 A common stock shares of NASV to Angelo Viard for the services as described within.

Viard Consulting Services 7/16/2008

b. Upon securing financing arrangements as identified herein through the iBanker relationship fuither documented herein (i.e Gianpiero Balestrieri (JP)), National Automation Services, Inc. has agreed to pay Viard Consulting Services (i.e. Angelo Viard) a commission of 2% of the overall amount of debt secured upon completion (i.e. “closing date of funding”). The agreed upon amount of commission for the services identified herein will extend from the Company’s current needs of refinancing its existing debt to future debt trenches received through the iBanker relationship further documented herein (i.e Gianpiero Balestrieri (JP)). In the event the relationship with the current iBanker identified herein shall cease to exist, the Company and Viard Consulting Services (i.e. Angelo Viard) reserves the right in written form to extend this agreement by obtaining a new iBanker relationship through Viard Consulting Services (i.e. Angelo Viard).

Term.

This engagement will commence on the date of this letter agreement and continue for an initial period of twelve (12) months, which period shall be automatically extended for successive thirty (30) day periods unless either party provides written notice to the other of its intent not to extend the period. Either party may terminate the engagement (with or without cause) at any time by providing at least thirty (30) days prior written notice of the termination. Further, in the event any Transaction is consummated, or a letter of intent therefore is entered into, within a period of twenty-four (24) months subsequent to the termination of this letter agreement with any party introduced by the iBanker as identified herein to the Company, the Company shall pay to Viard Consulting Services (i.e. Angelo Viard) the commission fee (as described above) at the closing of the Transaction(s).

Governing Law.

This letter agreement will be governed by and construed in accordance with the applicable substantive laws of the State of New York. This letter agreement will be governed by and construed in accordance with procedural laws/rules of the American Arbitration Association (“AAA Arbitration”) in the case of any disputes between the parties herein. The Company hereby irrevocably consents to personal jurisdiction and venue of AAA arbitration for the purposes of any claim, action or other proceeding arising out of this letter agreement which is brought by or against the Company, and hereby agrees that all claims, action or proceeding shall be heard and determined by AAA arbitration.

To the extent any dispute arises between the parties hereto regarding any of the subject matter hereof, the prevailing party in any action or proceeding brought in connection therewith will be entitled to reasonable attorneys’ fees and court costs from the losing party. This is the entire agreement between the parties and supersedes all prior negotiations or agreements. Any modifications to this Agreement must be made in writing and signed by the parties.

Confidentiality

The Company further acknowledges that any service, information or advice provided by Advisor to the Company in connection with this engagement is for the confidential use of senior management of the Company and may not be disclosed or referred to publicly or to any third party, without our prior written consent, which consent will not be unreasonably withheld. Advisor will treat confidentially any material non-public information relating to the Company provided by the Company to Advisor during this engagement, except as (a) required in order to perform Services hereunder, including disclosing such information to its officers, employees, agents and other representatives as necessary, (b) such information becomes publicly available other than by disclosure by Advisor in violation of the terms hereof or (c) otherwise required by law or judicial or regulatory process. All records, files, financial statements, client and customer lists, brochures, documents and the like relating to the Company or the business of the Company which shall come into Advisor’s possession shall remain and be deemed to the sole property of the Company and Advisor shall promptly return same upon the Company’s request.

Indemnification

National Automation Services, Inc. shall indemnify and hold harmless Viard Consulting Services (i.e Angelo Viard) from any loss, damage or liability resulting from Focus Bankers or Gianpiero Balestrieri (JP) and company’s violation of the terms of this Agreement. Such indemnification provisions shall survive the consummation, cancellation, or abandonment of the proposed transaction.

Viard Consulting Services 7/16/2008

IN WITNESS WHEREOF , the undersigned have executed this Agreement on the date and year first above written.

Very Truly Yours,
Angelo Viard

Jonathan D. Woods, CFO
National Automation Services, Inc.

Agreed and Accepted by:

/s/ Jonathan Woods	Date:	7/16/2008